Exhibit 99

NEWS RELEASE	Company Contact: Stanley J. Musial Chief Financial Officer (302) 456-6789 www.sdix.com
FOR IMMEDIATE RELEASE

Strategic Diagnostics Announces Hiring of Vice President of Sales

NEWARK, Del., March 9, 2004 – Strategic Diagnostics Inc. (Nasdaq: SDIX) – a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced that it had appointed Richard Foster as its new Vice President of Sales. In this capacity, Mr. Foster will have responsibility for the Company’s direct sales and distribution networks.

After receiving a Bachelor of Science Degree in Biology from Western Michigan University, Mr. Foster began his sales career with Curtin Matheson. Over the next 21 years Mr. Foster advanced through a series of sales and marketing positions of increasing responsibility. Following the acquisition of Curtin Matheson by Fisher Scientific, Mr. Foster became Vice President of Sales and Marketing for Fisher Diagnostics. In 1999, he joined Absorption Systems as Vice President of Sales and Marketing, where he built a consultative sales organization selling outsourcing services to the pharmaceutical industry.

“We are very excited to have Rick Foster joining our organization,” commented Matthew Knight, President and CEO of Strategic Diagnostics. “Rick has an excellent record of building high performance sales organizations. His leadership and management skills coupled with his high energy and hands-on style will help Strategic Diagnostics accelerate the improvements in sales efficiency and effectiveness that have begun over the last several months.”

Mr. Foster resides in Newark, Delaware and his employment commenced on March 8, 2004.

About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check™, GMO QuickCheck™, and GMO Check™ are pending trademarks for SDI.

This news release contains certain forward-looking statements reflecting the current expectations of Strategic Diagnostics Inc. and its subsidiaries (the “Company”). These statements include, among others, statements regarding: the Company’s intentions with respect to future spending on research and development; the development, market acceptance and sales of tests for food-borne pathogens and related growth media; the size and nature of demand in the markets for the Company’s products and related effects on operating results; the need for water quality and toxicity tests; anticipated increases in sales of the Company’s Microtox® toxicityscreening systems; the performance of the Company’s testing products; the amount of the Company’s contract revenue, sales of the Company’s antibodies; anticipated increases in gross margins, timing of new product introductions and other information that may be predictive of future operating results; the Company’s ability to reduce operating expenses; and the Company’s ability to improve operating results thus enabling it to meet future loan covenants. In addition, when used in this annual report, the words “anticipate,” “enable,” “estimate,” “intend,” “expect,” “believe,” “potential,” “may,” “will,” “should,” “project” and similar expressions as they relate to the Company are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers, attraction and retention of management and key employees, adequate supply of raw materials, inability to obtain or delays in obtaining third party approvals, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, the ability to obtain financing and other factors more fully described in the Company’s public filings with the U.S. Securities and Exchange Commission.